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                                                                      EXHIBIT 99


                          MICHAEL L. STUCK C.P.A., P.C.
                           7641 E. Gray Road, Suite G
                              Scottsdale, AZ. 85260
                                  480-607-1084



                                                                  May 26, 2000


Board of Directors and Stockholders
Solo & Hurst, Inc.
Scottsdale, Arizona

     We have compiled the accompanying balance sheets of Solo & Hurst, Inc. as of March 31, 2000 and March 31, 1999, and the related statements of income, changes in stockholders' equity and cash flows for the three months then ended, in accordance with the Statement of Standards for Accounting and Review Services issued by the American Institute of Certified Public Accountants.

     A compilation is limited to presenting in the form of financial statements information that is the representation of management. We have not audited or reviewed the accompanying financial statements and supplementary information, and, accordingly, do not express an opinion or any other form of assurance on them.

     As discussed in Note 1, the Company has been in the development stage since its inception on February 25, 1998. Realization of the major portion of its assets is dependent upon the Company's ability to meet its future financing requirements, and the success of future operations. The accompanying financial statements have been prepared assuming that the Company will continue as a going concern.

     The financial statements for the year ended December 31, 1999, were audited by us and we expressed an unqualified opinion on the statements in their report dated January 3, 2000. We have not performed any auditing procedures since that date.



/s/ MICHAEL L. STUCK
MICHAEL L. STUCK C.P.A., P.C.